[WHITTLESEY & HADLEY, P.C. LETTERHEAD]

Exhibit 23.4

We hereby consent to the inclusion our report dated March 9, 2007 relating to the consolidated statements of financial condition of First Valley Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years ended December 31, 2006, 2005 and 2004 in this Amendment No. 1 to Form S-4 Registration Statement of New England Bancshares, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

WHITTLESEY & HADLEY, P.C.

/s/ Whittlesey & Hadley, P.C.

Dated this 12th day

of April, 2007